UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2023

GROM SOCIAL ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

Florida	001-40409	46-5542401
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2060 NW Boca Raton Blvd. #6

Boca Raton, Florida 33431

(Address of principal executive offices)

Registrant’s telephone number, including area code: (561) 287-5776

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.001	GROM	The Nasdaq Capital Market
Warrants to purchase shares of Common Stock, par value $0.001 per share	GROMW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On September 7, 2023, Grom Social Enterprises, Inc. (the “Company”) entered into an underwriting agreement dated as of September 7, 2023 (the “Underwriting Agreement”) between the Company and EF Hutton, division of Benchmark Investments, LLC (the “Underwriter”) relating to the Company’s offering (the “Offering”) of 946,000 units (the “Units”) at a price of $3.00 per Unit and 54,000 pre-funded units (the “Pre-Funded Units”) at a price of $2.999 per Pre-Funded Unit, with (a) each Unit consisting of: (i) one share of common stock, par value $0.001 per share (the “Common Stock”); (ii) one Series A Warrant (the “Series A Warrant”); and (iii) one Series B Warrant. (“Series B Warrant,” together with Series A Warrant, the “Warrants”), each Warrant to purchase one share of Common Stock at $3.00 per share (100% of the offering price per Unit); and (b) each Pre-Funded Unit consisting of: (i) one pre-funded warrant (the “Pre-Funded Warrant”) exercisable for one share of Common Stock at $0.001; (ii) one Series A Warrant; and (iii) one Series B Warrant, identical to the Warrants in the Unit. The Warrants will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The Pre-Funded Warrants will be exercisable immediately and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full.

Pursuant to the Underwriting Agreement, the Company granted the Underwriter a 45-day option to purchase up to 150,000 shares of Common Stock and/or Pre-Funded Warrants to purchase 150,000 shares of Common Stock and/or Warrants to purchase 150,000 shares of Common Stock to cover over-allotments.

The Underwriting Agreement contains customary representations and warranties by the Company, conditions to closing, indemnification obligations of the Company and the underwriters, “lock-up” agreements where the Company and each officers, directors and 5% shareholders of the Company have agreed with the Underwriter not to offer for sale, issue, sell, contract to sell, pledge or otherwise dispose of any of our Common Stock or securities convertible into Common Stock for a period of 90 days from the commencement of sale under the final prospectus relating to the Offering.

The Offering is being conducted pursuant to the Registration Statement on Form S-1 (File No. 333- 273895) (the “Registration Statement”), previously filed with the U.S. Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on September 7, 2023. The closing of the Offering is expected to occur on or about September 12, 2023, subject to the satisfaction of customary closing conditions. The gross proceeds to the Company from the offering are expected to be approximately $3.0 million, before deducting underwriter fees and other offering expenses payable by the Company. The Company intends to use the net proceeds from this offering for working capital and general corporate purposes.

The foregoing description of the Underwriting Agreement, the Warrants and the Pre-Funded Warrants does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement and the Series A Warrant, Series B Warrant and the Pre-Funded Warrants, which are filed as Exhibits 1.1, 4.1, 4.2 and 4.3 hereto, respectively.

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Item 8.01	Other Events

On September 8, 2023, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached as Exhibit 99.1 hereto.

The information in Item 8.01 and in Exhibits 99.1 of this Current Report on Form 8-K is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, nor shall it be incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1	Underwriting Agreement dated September 7, 2023 by and between Grom Social Enterprises, Inc. and EF Hutton, division of Benchmark Investments, LLC
4.1	Series A Warrant
4.2	Series B Warrant
4.3	Pre-Funded Warrant
99.1	Press Release dated September 8, 2023

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GROM SOCIAL ENTERPRISES, INC.

Date: September 11, 2023	By:	/s/ Darren Marks
Darren Marks Chief Executive Officer

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